Exhibit 9(xiv) under form N-1A
                                    Exhibit 10(xiv) under Item 601 /Reg.S-K

                              AMENDMENT NO. 2
                         dated September 12, 1996
                                    to
                                Schedule B

                           Portfolio Accounting
                                    and
                    Shareholder Recordkeeping Agreement
                                  between

                            The Biltmore Funds
                                    and
                        FEDERATED SERVICES COMPANY

                   Compensation for Portfolio Accounting
Annual Fees per Portfolio



          First $100 Million                 3.0 Basis Points
          $100 Million - $300 Million        2.0 Basis Points
          $300 Million - $500 Million        1.0 Basis Points
          Over $500 Million                  0.5 Basis Points
     Fund Minimum                               $39,000
     Each Additional Class of Shares            $12,000

          (Plus pricing charges and other out-of-pocket expenses)



Fees will be charged according to the above, on a calendar month basis.

For those Portfolios with multiple investment managers, there is no additional charge to maintain separate portfolio records by manager. There is no additional charge for determining a fully accrued, trade debt adjusted market value for each manager's portion of the fund's portfolio and for reporting portfolio activity by manager.

For fluctuating price funds, the Trust must establish a contract directly with one or more pricing sources to supply the daily prices which Services will receive. The above fees do not include any charges for the Portfolio to obtain such daily prices.

The monthly fee will be $1,000 per Portfolio with no asset charge for those months where Federated is the only shareholder, due to its seeding of the Portfolio. With regard to this, the charge to the Portfolio for the entire month will be determined, without proration, based on whether Federated is the sole shareholder on the last day the Portfolio is open for business in that month.

ATTEST:                                 THE BILTMORE FUNDS

/s/ Peter J. Germain                         /s/ Charles L. Davis, Jr.
Secretary                               Vice President


ATTEST:                                 FEDERATED ADMINISTRATIVE SERVICES
                                        (Assignee of Federated Services
Company)


/s/ Thomas J. Ward                      /s/ Douglas L. Hein
Secretary                               Senior Vice President